Exhibit 10.1

AMENDMENT NO. 2 TO

THE COURIER CORPORATION EXECUTIVE COMPENSATION PROGRAM

This Amendment No. 2 (this “Amendment”) is effective as of the date of approval by the Compensation Committee of the Board of Directors of Courier Corporation and amends that certain Courier Corporation Executive Compensation Program (the “Program”), as amended and restated on December 5, 2005.  Capitalized terms used herein and not defined herein shall have the meanings set forth in the Program.  All other provisions of the Program shall remain in full force and effect as amended hereby.

The Program is hereby amended by replacing the following sentence in Section 3 under “Important Information”:

“An individual must be an employee of the Company or one of its participating Affiliates and a participant in the Executive Compensation Program as of the date payment is made in order to be eligible to receive the annual cash incentive award and any of the LTPI and LTSI cash awards.”

with the following sentences:

“An individual must be an employee of the Company or one of its participating Affiliates and a participant in the Executive Compensation Program as of the last day of the fiscal year in order to be eligible to receive the annual cash incentive award or LTSI cash award earned for that fiscal year.  An individual must be an employee of the Company or one of its participating Affiliates and a participant in the Executive Compensation Program as of the last day of the last fiscal year of the three-year performance cycle to be eligible to receive the LTPI award.”

Approved and adopted by the Compensation Committee of the Board of Directors of Courier Corporation on September 17, 2010